EXHIBIT 99.1

Senior Scientific announces the first shipment of its MRX IITM instrument to MD Anderson

The company has completed the testing phase and has determined the instrument ready for shipping. The company intends to ship the instrument to the MD Anderson Cancer Center on May 27th, in furtherance of a collaboration announced earlier. The instrument uses proprietary PrecisionMRXTM nanoparticles and a patented techniques to make biomedical measurements never before possible. The technology is able to detect in vivo tumors as small as a few thousand cells, locate in three dimensions to within a half millimeter, and quantify changes in tumors. The technology was invented by Edward R. Flynn, PhD, with the support of multiple NIH grants. Manhattan Scientifics, Inc. (OTCQB: MHTX) acquired the company to commercialize this important new technology.

Senior Scientific has developed a generation of instruments that are suitable for making preclinical measurements in cancer research that are not possible with any other techniques. MD Anderson will collaborate with Senior Scientific in validating the technology in preclinical use. The technology can also enable significant advances in how cancer is detected and treated in people all of which subject to regulatory approval, verification, testing and adoption within the medical community.